Exhibit 10.3

JANUS HENDERSON GROUP PLC
2022 GLOBAL EMPLOYEE STOCK PURCHASE PLAN

1.	History; Purpose of the Plan.
(a)	The name of the Plan is the Janus Henderson Group plc 2022 Global Employee Stock Purchase Plan (as may be amended from time to time, the “Plan”). The Plan became effective on May 4, 2022, the date it was approved by Company shareholders (the “Effective Date”).
(b)	The purpose of the Plan is to encourage and enable Employees (as defined below) to acquire proprietary interests in the Company through the ownership of Common Stock in order to establish a closer identification of their interests with those of the Company by providing them with a more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating Employees to remain with and to give greater effort on behalf of the Company.
(c)	Employees participate in the Plan subject to its terms, as may be amended (in accordance with Section 17) in their application to participating Employees in certain jurisdictions, as set out in the Appendix to the Plan.
2.Definitions. The following words or terms, when used herein, shall have the following respective meanings:
(a)	“Account” shall mean and refer to the funds accumulated during the Offering Period with respect to an individual Employee as a result of deductions from such Employee’s paycheck during the Offering Period for the purpose of purchasing Shares under this Plan.
(b)	“Active Service” shall mean and refer to the state of being paid for services performed or paid while absent for sickness, vacation, holidays or paid leave of absence, but shall not include termination or severance payments.
(c)	“Award” or “Awards” shall mean and refer to an option or options representing the right or rights granted to Employees to purchase Shares pursuant to an Offering.
(d)	“Board” shall mean the Board of Directors of the Company.
(e)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
(f)	“Committee” shall have the meaning set forth in Section 4.
(g)	“Common Stock” shall mean and refer to ordinary shares, $1.50 par value per share, of the Company.
(h)	“Company” shall mean Janus Henderson Group plc, a company incorporated and registered in Jersey, Channel Islands.
(i)	“Eligible Compensation” shall mean and refer to the Employee’s annual rate of base pay as determined from the payroll records on such date as shall be designated by the Board or the Committee for any Offering. Base pay includes gross straight time, sick pay, vacation pay or holiday pay, as the case may be, after any other payroll deductions, but excludes overtime, commissions, bonuses and other forms of variable compensation.

(j)	“Employee” shall mean, with respect to any Offering, a natural person who is regularly employed by the Company or a Subsidiary or Affiliated Entity designated by the Committee, in each case, who is so employed on the date designated by the Committee for the Offering.
(k)	“Enrollment Agreement” shall mean an agreement between the Company and an Employee, in such form as may be established by the Company from time to time (which form may be electronic), pursuant to which the Employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under this Plan.
(l)	“Enrollment Period” shall mean and refer to that period of time prescribed in any Offering beginning on the first day Employees may elect to participate in the Offering Period to purchase Shares and ending on the last day such elections to participate are authorized to be received and accepted.
(m)	“Fair Market Value” shall mean, (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (B) with respect to Shares, unless otherwise determined by the Committee, as of any date, (i) if the Shares are listed on the New York Stock Exchange, the average of the high and low trading prices on the date of determination on the New York Stock Exchange (or, if no sale of Shares was reported for such date, on the next succeeding date on which a sale of Shares was reported); (ii) if the Shares are not listed on the New York Stock Exchange, the average of the high and low trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares determined by such methods or procedures as shall be established from time to time by the Committee.
(n)	“Offering” shall mean an offering of Shares made under this Plan.
(o)	“Offering Date” shall mean the first Trading Day of each Offering Period as designated by the Committee.
(p)	“Offering Period” shall mean the period commencing on the first day of each calendar quarter and ending on the last calendar day of such quarter, except as otherwise determined by the Committee.
(q)	“Outstanding Election” shall mean the then-current election to purchase Shares in an Offering, or that part of such an election, which has not been cancelled (including voluntary cancellation by the Employee under Section 9 and deemed cancellations under Section 14) prior to the close of business on the Purchase Date.
(r)	“Purchase Date” shall mean the last Trading Day of each Offering Period.
(s)	“Purchase Price Per Share” shall be eighty-five percent (85%) of the Fair Market Value on the Purchase Date; provided, however, the Purchase Price Per Share will in no event be less than the par value of the Shares.
(t)	“Reserves” shall mean the number of Shares covered by Awards under the Plan which have not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under an Award.
(u)	“Shares” shall mean and refer to a share of Common Stock.

(v)	“Subsidiary” or “Affiliated Entity” shall mean a United States or foreign corporation or limited liability company, partnership or other similar entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then-outstanding securities or interests of such corporation, limited liability company, partnership or other similar entity.
(w)	“Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.
3.Shares Reserved for the Plan.
(a)	The Shares purchased under the Plan shall be purchased on the open market by the Company on behalf of Employees on the Purchase Date in accordance with the terms of the Plan. The Company shall pay any fees, commissions or similar expenses for transactions related to the purchase of Shares under the Plan.
(b)	The maximum number of Shares which shall be made available for sale under the Plan shall be 500,000 Shares. The share reserve shall be subject to adjustment as provided in Section 17. If on a given Purchase Date the number of Shares with respect to which Awards are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(c)	Each participating Employee shall have no interest or voting rights in Shares covered an Award until the Award has been exercised and the Employee has become a holder of record of the purchased Shares.
4.Administration of the Plan.

This Plan shall be administered by the Board, or a committee appointed by the Board (consisting of not less than three members of the Board who are not eligible to participate in this Plan and one of whom shall be designated as Chairman of such committee) to administer the Plan (the “Committee”). The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan, to make amendments to the Plan itself, as it may deem advisable, delegate its administrative authority subject to applicable law, and implement minimum and maximum contribution rates. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive. If no Committee is appointed by the Board to administer the Plan, or if the Board exercises its discretion to administer any aspect of the Plan, any references herein to “Committee” shall be deemed to also refer to the Board, as applicable. The Committee may appoint and delegate to a management committee consisting of one or more persons designated by resolution of the Committee any or all of the authority of the Committee, as applicable, with respect to Awards to Employees other than Employees who are Section 16 Persons at the time any such delegated authority is exercised.

5.Grant of Awards; Limitations.

On each Offering Date, this Plan shall be deemed to have granted to the Employee an Award to purchase as many Shares (which may include a fractional Share) as the Employee will be able to purchase with the after-tax payroll deductions credited to the Employee’s Account during Employee’s participation in that Offering Period (subject to the limitations set forth below and Section 3). The Committee in its sole discretion may establish limits on the number of Shares an Employee may elect to purchase with respect to any Offering Period.

6.Participation in the Plan.

An Employee may become a participant by completing the prescribed Enrollment Agreement and submitting such form to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the Offering to which it relates. The Enrollment Agreement may be completed at any time after the Employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee).

7.Automatic Re-Enrollment.

At the termination of each Offering, each participating Employee who continues to be eligible to participate shall be automatically re-enrolled in the next Offering, unless the Employee has withdrawn from the Plan in accordance with Section 9 or is otherwise ineligible to participate in the next Offering. Upon a termination of the Plan as a whole, any balance in Employee’s Account shall be refunded to him or her as soon as practicable thereafter. The Company may require current participants to complete and submit a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8.Payroll Deductions and Adjustments to Deductions.
(a)	At the time an Employee submits his or her authorization for an after-tax payroll deduction, he or she shall elect to have a designated percentage or dollar amount of Eligible Compensation deducted on an after tax basis on each payday during the time Employee is a participant in an Offering. Employee may withdraw his or her initial Enrollment Agreement before the Offering Period commences by submitting the prescribed withdrawal notice to the Company (or the Company’s designee) prior to the Offering Date for such Offering Period.
(b)	With respect to any Offering, the minimum after-tax payroll deduction shall be twenty-five dollars ($25) per semi-monthly payroll period and fifty dollars ($50) per monthly payroll period. The maximum after-tax payroll deduction shall not exceed twenty thousand and forty dollars ($20,040) per calendar year or such other amount as may be designated by the Committee.
(c)	After-tax payroll deductions for an Employee shall commence on the Offering Date (or as soon as administratively practicable thereafter) and shall continue through subsequent Offerings pursuant to Section 7. All after-tax payroll deductions made by an Employee shall be credited to Employee’s Account under the Plan. An Employee may not make any separate cash payment into such Account.
(d)	An Employee may elect to increase or decrease the rate of his or her after-tax payroll deduction during an Offering Period by submitting the prescribed notification form to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Such adjustment to Employee’s after-tax payroll deduction will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offerings unless participation is earlier withdrawn by Employee as provided in Section 9 or until Employee’s termination of employment or Employee is otherwise ineligible to participate in the next Offering Period.
(e)	Notwithstanding the foregoing, the Company may adjust Employee’s after-tax payroll deductions at any time during an Offering Period to the extent necessary to comply with any limitations established in accordance with Section 5 or any other specific country limitation. To the extent any such limitations are established and the Company adjusts Employee’s after-tax payroll deductions, beginning with the next calendar year’s first Offering, after-tax payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment, unless the Employee withdraws in accordance with Section 9 or is otherwise ineligible to participate in such Offering.
9.Withdrawal from Offering Period After Offering Date.
(a)	An Employee may withdraw from an Offering after the applicable Offering Date, at any time prior to the first day of the last calendar month of such Offering Period by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If an Employee withdraws from an Offering, the Company will purchase Shares on behalf of the Employee on the Purchase Date based on the amount of after-tax payroll deductions accrued in the Employee’s Account at the time of withdrawal.
(b)	The Employee’s withdrawal from a particular Offering shall be irrevocable. If an Employee wishes to participate in a subsequent Offering, he or she will be required to re-enroll in the Plan by making a timely filing of a new Enrollment Agreement in accordance with Section 6.
10.Method of Payment.
(a)	Payment for Shares purchased pursuant to the Plan shall be made in installments through periodic after-tax payroll deductions, with no right of prepayment. Each Employee electing to purchase Shares shall authorize the withholding from his or her pay on an after-tax basis for each payroll period during the Offering Period the percentage or dollar amount of Eligible Compensation. Such deductions shall be in uniform periodic amounts in conformity with his or her employer’s payroll deduction schedule (subject to adjustments made in accordance with this Plan). The amount of each Employee’s after-tax payroll deductions shall be credited to such Employee’s Account.
(b)	If in any payroll period, an Employee has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her installment payment, then (i) the installment payment for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the installment payment for such payroll period. Deductions of the full amount originally elected by Employee will recommence when his or her pay is sufficient to permit such deductible amount; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.
11.Interest on Payments.

No interest shall be paid on sums withheld from an Employee’s pay for purchase of Shares under this Plan.

12.Rights as Stockholder.

An Employee will become a stockholder with respect to Shares that are purchased pursuant to Awards granted under the Plan when such Shares are transferred into an Employee’s name on the books and records of the Company. Ownership of Shares purchased under the Plan will be entered on the books and records of the Company as soon as administratively practicable after payment for the Shares has been received in full by the Company. Shares purchased under the Plan will be issued as soon as practicable after an Employee becomes a stockholder. An Employee will have no rights as a stockholder with respect to Shares for which an election to purchase has been made under the Plan until such Employee becomes a stockholder as provided above.

13.Rights to Purchase Shares Not Transferable.

An Employee’s rights under his or her election to purchase Shares under this Plan may not be sold, pledged, assigned, or transferred in any manner. If an Employee’s rights are sold, pledged, assigned, or transferred in violation of this Section 13, the right to purchase Shares of the Employee guilty of such violation shall terminate, and the only right remaining under such Employee’s election to purchase will be to receive a refund of the amount then credited to the Employee’s Account.

14.Deemed Cancellations.
(a)	Events Constituting a Deemed Cancellation.
(i)	Leave of Absence, Layoff or Temporarily Out of Active Service. An Employee purchasing Shares under the Plan who is granted an unpaid leave of absence, is laid off, or otherwise temporarily out of Active Service during the Offering Period without terminating employment shall be eligible to remain a participant in the Plan during such absence, for a period of no longer than ninety (90) days or, if longer, so long as the Employee’s right to reemployment with his or her employer is guaranteed either by statute or contract (but not beyond the last day of the Offering Period). The provisions of Section 10 shall apply if the Employee has no pay or his or her pay is insufficient (after other authorized deductions) to cover the required installment payments during such absence. If an Employee does not return to Active Service upon the expiration of his or her leave of absence or lay-off or, in any event, within ninety (90) days from the date of his or her leaving Active Service (unless the Employee’s right to reemployment with his or her employer is guaranteed either by statute or contract), his or her election to purchase shall be deemed to have been cancelled on the ninety-first (91st) day after such Employee’s leaving Active Service.
(ii)	Termination of Employment. If, before an Employee has completed payment for Shares under the Plan, (a) he or she resigns, is dismissed or transferred to an entity other than the Company or a Subsidiary or Affiliated Entity thereof, or (b) if the entity by which he or she is employed should cease to be a Subsidiary or Affiliated Entity of the Company, then his or her election to purchase shall be deemed to have been cancelled at that time. Notwithstanding the foregoing, the Committee in its sole discretion may in lieu of such deemed cancellation specify that there shall be a “Substitution or Assumption” (and not a deemed cancellation) of an election to purchase if the Committee determines that a company or entity and the Company have made satisfactory arrangements for such company or entity to substitute a new option for the Award under such election to purchase, or to assume such Award under such election to purchase, by reason of a transaction (A) that is a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as defined in Section 424(a) of the Code and regulations thereunder (including a spin-off, split-up or similar transaction), (B) pursuant to which the excess of the aggregate Fair Market Value of the shares subject to the new option immediately after the Substitution or Assumption over the aggregate option price of such shares is not more than the excess of the aggregate Fair Market Value of all Shares subject to the Award immediately before the Substitution or Assumption over the aggregate option price of such Shares, and (C) pursuant to which the new option or the assumption of the Award does not give the Employee additional benefits which he or she did not have under the Award or otherwise delay the Purchase Date beyond the end of the applicable Offering Period then in effect.
(iii)	Death of a Participant. If an Employee dies before he or she has completed payment for Shares under the Plan, his or her election to purchase Shares shall be deemed to have been cancelled on the date of death. As soon as administratively practicable after the death of an Employee, the amount then credited to the Employee’s Account shall be paid in cash to the beneficiary or beneficiaries designated by the Employee on a beneficiary designation form filed with the Company before such Employee’s death or, in the absence of an effective beneficiary designation, to the executor, administrator or other legal representative of the Employee’s estate.
(b)	Terms and Conditions of a Deemed Cancellation. In the event that an Employee’s election to purchase Shares is deemed to be cancelled as defined above in this Section 14, the Employee shall be withdrawn from Plan participation and cease to be a participant, and the Company will refund in cash the Employee’s entire Account balance for such Offering as soon as administratively practicable thereafter.
(c)	Terms and Conditions of a Substitution or Assumption. If the Committee determines under Section 14(a)(ii) of the Plan to provide a Substitution or Assumption of Awards granted hereunder, the Employee shall have no further rights under this Plan and the Employee’s rights, if any, to his or her Account or to purchase any property in lieu of Shares shall be governed exclusively by the arrangements effecting such Substitution or Assumption including any stock purchase plan of the company or entity substituting a new option for an Award or assuming an existing Award.
15.Application of Funds.

All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose.

16.No Employment/Service Rights.

Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or any Subsidiary or Affiliated Entity thereof for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

Except where prohibited by law, the Awards and (the value of) any Shares issuable under the Plan are not to be considered a part of the participating Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculation of severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, or damages related to termination (including wrongful dismissal or the manner of dismissal).

17.	Adjustments Upon Changes in Capitalization, Dissolution
(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the number of Shares and price per Share covered by each Award under the Plan which has not yet been exercised and the maximum number of Shares that may be purchased per Employee on any Purchase Date, shall be equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The Committee may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves as well as the price per share of Common Stock covered by each outstanding Award and the maximum number of shares that may be purchased per participant on any Purchase Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.
(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.
18.Government Approvals or Consents; Plan Termination; Amendment.

This Plan and any Offering and sales to Employees under it are subject to, and contingent upon, any governmental or regulatory approvals or consents that may be or become applicable in connection therewith. The Committee may terminate or amend the plan the Plan at any time, subject to Company stockholder approval where required, and may make such amendments to the Plan and include such terms in any Offering under this Plan as may be necessary or desirable, including, but not limited to, such changes as may be necessary or desirable, in the opinion of counsel for the Company, to comply with the any applicable federal, state, local or foreign laws or rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or any other applicable federal, state, local or foreign laws. The Company will obtain Company stockholder approval of any amendment to the Plan as required by applicable law, rule or regulation. No amendment or termination of the Plan will require the consent of any Employee unless otherwise required by applicable law or listing requirements.

19.Withholding Taxes.

The Company shall be entitled to withhold (or to cause the withholding of) from any cash amount payable to Employee by the Company or a Subsidiary or Affiliated Entity thereof the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by the Company or a Subsidiary or Affiliated Entity thereof with respect to the difference between the Purchase Price Per Share and the Fair Market Value as of the Purchase Date.

The participating Employee agrees to indemnify and keep indemnified the Company and Subsidiary or Affiliated Entity, as applicable, against all taxes of any applicable jurisdiction required to be withheld by the Company or a Subsidiary or Affiliated Entity thereof with respect to the difference between the Purchase Price Per Share and the Fair Market Value as of the Purchase Date. The Company shall have no liability in respect of any tax payment and reporting obligations of the Participant in any applicable jurisdiction.

20.	Section 409A.

The intent of the Company is that benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following an Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, death). The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

21.	Governing Law.

This Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

APPENDIX

JANUS HENDERSON GROUP PLC
GLOBAL EMPLOYEE STOCK
PURCHASE PLAN

JURISDICTION-SPECIFIC TERMS

All capitalized terms used in this Appendix that are not defined herein shall have the meanings given under the Plan.

This Appendix sets out amendments or additional terms which apply to Awards granted under the Plan to a participating Employee resident in the jurisdictions listed below. The participating Employee acknowledges that if the participating Employee is working or transfers employment or residency while participating in the Plan, the Company will in its discretion determine to what extent the terms set out in this Appendix for each relevant jurisdiction shall apply.

AUSTRALIA

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	Right to withdraw
2.1	The participating Employee may discontinue participation in the Plan at any time in accordance with Section 9 of the Plan (including in the last month of the quarter), which will take effect no more than 45 days after the giving of notice.
3.	Data Protection
3.1	The participating Employee consents to the collection of personal information for the purpose of administering and managing the participating Employee’s participation in the plan and facilitating compliance with applicable legal obligations (the “Purposes”). If the participating Employee does not provide or the Company cannot otherwise collect all the information requested or needed, the Company may not be able to administer or manage the participating Employee’s participation in the plan.
3.2	The Company may collect personal information about the participating Employee, including but not limited to the participating Employee’s name, home address, telephone number, email address, date of birth, tax file number, passport or other identification number, salary, nationality, job title, any Awards granted, cancelled, purchased, vested, unvested or outstanding in the participating Employee’s favor, in connection with the Purposes.
3.3	The Company may disclose this personal information to other members of its Group or to third parties located outside of Australia, in connection with the Purposes.
3.4	For further information about how the Company handles personal information, how the participating Employee can request access to and correct personal information, and how the Company handles concerns or complaints, please see the Company’s internal privacy policy which can be accessed here: Data Privacy Notice.

FRANCE

1.	Consent to receive information in English

1.1	By participating in the Plan, the participating Employee confirms having read and understood the documents relating to the Plan and the terms of participation in the Plan which have, in light of the Participant's English proficiency, been provided in the English language. The participating Employee accepts such terms accordingly.
1.2	En participant au Plan, le Participant confirme avoir lu et compris, compte tenu de sa maîtrise de l'anglais, les documents relatifs au Plan ainsi que les modalités et conditions de participation à ce Plan, qui lui ont été transmis en langue anglaise. Le Participant accepte ces modalités et conditions en toute connaissance de cause.
2.	Consent to deductions
2.1	By participating in the Plan, the Participant consents to deductions from the Participant’s after-tax payroll in accordance with the Plan terms.
3.	Right to withdraw
3.1	The participating Employee may withdraw from the Plan at any time (except during the last calendar month of an Offering Period) in accordance with Section 9 of the Plan.
3.2	The Company may terminate the Plan at any time.
4.	Data Protection
4.1	The Company is the Controller, as this term is defined in the European General Data Protection Regulation 2016/679 (the “GDPR”), for the processing of the Data (as defined below) in connection with the Purposes (as defined below).
4.2	The Company processes Data for the purpose of administering and managing the participating Employee’s participation in the Plan and facilitating compliance with applicable tax, exchange control securities and labor law (the “Purposes”). The legal basis for the processing of the Data by the Company in connection with the Purposes is for the Company’s legitimate business interests of managing the Plan and generally administering Awards granted under the Plan.
4.3	The Company collects, processes and uses certain personal information about the participating Employee, including but not limited to the participating Employee’s name, home address, telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any Awards granted, cancelled, purchased, vested, unvested or outstanding in the participating Employee’s favor (the “Data”), in connection with the Purposes.
4.4	The Company may transfer the Data to other members of its Group or to third parties located outside of the European Economic Area, in connection with the Purposes. The Company shall ensure that it does so on the basis of a valid data transfer mechanism, such as the European Commission’s Standard Contractual Clauses.
4.5	For further information, please see the Company’s internal privacy notice which can be accessed here: Data Privacy Notice.

HONG KONG

1.	Consent to deductions

By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s pre-tax payroll in accordance with the Plan terms. The participating Employee acknowledges and agrees that such deductions do not constitute an impermissible deduction under section 32 of the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (acknowledging that where the purchases are made pre-tax, the obligation to file and pay taxes falls on the participating Employee (and not the employer)).

ITALY

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	Data Protection
2.1	The collection, storage and transmission of the participating Employee’s personal data for the purposes of managing the Plan (including, but not limited to, the participating Employee’s name, home address, telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, etc., jointly the “Data”) constitutes a data processing activity pursuant to Article 4, paragraph 2, of Regulation (EU) 2016/679 (“GDPR”).
2.2	For the purposes of the Data processing, the Company is the controller pursuant to Article 4, paragraph 7, of the GDPR and therefore provides the participating Employee with a specific notice on the processing of his/her Data which are necessary in order to manage the Plan, pursuant to Article 13 of the GDPR.
2.3	The processing is based on the application of the employment contract of the participating Employees who are eligible to participate to the Plan (Article 6, paragraph 1, letter b, of the GDPR) as well as on the legitimate interest of the data controller to manage the Plan and to defend its rights and/or third parties’ rights, also in Court or in a preparatory phase to it (Article 6, paragraph 1, letter f, of the GDPR).
2.4	The participating Employee’s Data requested are necessary and mandatory for participating in the Plan. In the absence of such Data, the participation will not be taken into account. The Data will be shared only with individuals and/or entities authorized to process them, including other members of its Group and/or competent Authorities (when required by law). Data may also be transferred to third parties located outside of the European Economic Area, in connection with the mentioned purposes. The Company shall ensure that it does so on the basis of a valid data transfer mechanism, such as the European Commission’s Standard Contractual Clauses.
2.5	The Data will be stored and retained for as long as necessary to execute the Plan and fulfil any legal obligations related to it, up to 10 years since the data of subscription, unless further retention is justified by any applicable law or the need for the Company to defend a right.
2.6	In connection with the Data, each participating Employee may exercise all the rights provided by Articles 15 to 22 of the GDPR, by contacting the Company at the following e-mail address: GlobalESPP@janushenderson.com. Each participating Employee also has the right to lodge a complaint with the Italian Data Protection Authority, following the procedures and instructions published on the official website www.garanteprivacy.it.

JERSEY

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	Data Protection
2.1	The Company is the Controller, as this term is defined in Data Protection (Jersey) Law 2018, for the processing of Data (as defined below) in connection with the Purposes as defined below).
2.2	The Company processes Data for the purpose of administering and managing the participating Employee’s participation in the plan and facilitating compliance with applicable tax, exchange control securities and labor law (the “Purposes”). The legal basis for the processing of the Data by the Company in connection with the Purposes is for the Company’s legitimate business interests of managing the plan and generally administering Awards granted under the Plan.

2.3	The Company collects, processes and uses certain personal information about the participating Employee, including but not limited to the participating Employee’s name, home address, telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any Awards granted, cancelled, purchased, vested, unvested or outstanding in the participating Employee’s favor (the “Data”), in connection with the Purposes.
2.4	The Company processes Data for the Purposes. The legal basis for the processing of the Data by the Company in connection with the Purposes is for the Company’s legitimate business interests of managing the plan and generally administering Awards granted under the Plan.
2.5	For further information, please see the Company’s internal privacy notice which can be accessed here: Data Privacy Notice. The privacy notice is updated from time to time and does not form part of this agreement.

NETHERLANDS

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	No services/employment relationship, extraordinary item of compensation and no additional or future rights
2.1	The grant of Awards or the participating Employee’s participation in the Plan will not be interpreted or considered to form an employment or services contract or relationship with the Company or any Subsidiary.
2.2	The Awards and (the value of) any Shares issuable under the Plan are extraordinary items outside the scope of the participating Employee’s employment contract, if any, that do not constitute compensation of any kind for any services rendered to the Company or any Subsidiary.
2.3	The participating Employee understands and acknowledges that participation in the Plan is voluntary and that any grant of Awards under the Plan does not in any way create any contractual or other right to receive additional or future grants of Awards (or benefits in lieu of Awards) at any time or in any amount.
3.	Data Protection
3.1	The collection and processing of the personal data of participating Employees in the Netherlands by the Company shall be subject to the provisions of the GDPR and the Dutch GDPR Implementation Act (Uitvoeringswet AVG, UAVG).
3.2	By participating in the Plan, or accepting any rights granted under it, the participating Employee acknowledges, and where required, consents, to the collection and processing of personal data by the Company, so it may fulfil its obligations and exercise its rights under the Plan, to generally administer and manage the Plan, to enter into and execute any contractual agreement with the participating Employee in relation to the Plan, to comply with applicable legislation and for determining, defending or exercising the legal position of itself and/or any Subsidiary and/or Affiliated Entity (the “Purposes”).
3.3	This personal data collected and processed for the Purposes will include, but may not be limited to, the participating Employee’s name, home address, telephone number, date of birth, salary, nationality, job title, information about the participating Employee’s employment with the Company, Subsidiary or Affiliated Entity, participation in the Plan and other appropriate financial and other data (such as information relating to Shares), as well as circumstances that may affect the participating Employee’s rights in connection herewith (the “Personal Data”). Without the processing of the Personal Data for the Purposes, the participating Employee’s ability to participate in the Plan and exercise any rights thereunder may be affected and it may not be practicable for the Company and/or the Subsidiary or Affiliated Entity to administer the participating Employee’s involvement in the Plan in a timely fashion, or at all, and this may result in the possible exclusion from (continued) participation under the Plan.
3.4	The Company shall take reasonable measures to keep the Personal Data private, confidential, accurate and current and shall ensure that the Personal Data is treated as private and confidential and will not be disclosed or used other than for the Purposes. The Personal Data shall be retained by the Company for as long as necessary for the Purposes.
3.5	Personal Data may be transferred to a Subsidiary and/or Affiliated Entity as well as to a third party, such as a payroll or other service provider, external advisors, consultants, competent authorities, and the courts insofar as this is necessary for the Purposes. The Personal Data may be transferred outside of the European Economic Area , in which case the Personal Data will be subject to a different level of data protection as offered under the GDPR. Where such transfers take place, they shall be based on adequate transfer mechanisms in accordance with article 44 et seq. GDPR, such as an adequacy decision for a specific jurisdiction adopted by the European Commission (as is in place inter alia for the United Kingdom), or other transfer mechanisms that are implemented by the Company and the relevant recipient such as the Standard Contractual Clauses. The participating Employee has the right to request information on or copies of the transfer mechanisms that are in place to secure such transfers of Personal Data outside of the European Economic Area.
3.6	The participating Employee may, at any time and under certain circumstances, exercise the rights granted to data subjects under the GDPR, including the right to make, where applicable, a request to access or be provided with a copy of the Personal Data, request additional information about the storage and processing of the Personal Data, request to receive the Personal Data in a structured, commonly used and machine-readable format and have such Personal Data transmitted to another party, request that the processing of the Personal Data is restricted, request that the Personal Data is erased or otherwise object to its processing by the Company, require any necessary corrections to it or withdraw any consents for the processing of the Personal Data and lodge a complaint with the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) in the Netherlands.
4.	Taxes and social security premiums

The term ‘taxes’ as mentioned in Section 18 (Withholding Taxes) of the Plan includes employee’s social security contributions (premies volksverzekeringen). Any employer’s social security contributions (premies werknemersverzekeringen en werkgeversbijdrage Zvw) due will remain for the account of the employer as these amounts are legally payable by the employer.

SINGAPORE

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
1.2	The total amount of all deductions made from the participating Employee’s payroll, including deductions in accordance with the Plan terms but excluding: (a) deductions for absence from work; (b) deductions for the recovery of any advance, loan or unearned employment benefit, or for the adjustment of any overpayment of salary; and (c) deductions made with the written consent of the participating Employee and paid to any cooperative society cannot exceed 50% of the salary payable to the participating Employee in respect of that period.
2.	Right to withdraw
2.1	The participating Employee may discontinue participation at any time in accordance with Section 9 of the Plan (including in the last month of the quarter), which will take effect forthwith, but will not affect deductions already made in accordance with the Plan terms.
3.	Data Protection
3.1	The Company may collect, process, use, transfer, and disclose certain personal information about the participating Employee, including but not limited to the participating Employee’s name, home address, telephone number, email address, date of birth, social security (or other equivalent) number, passport or other identification number, salary, nationality, job title, any Awards granted, cancelled, purchased, vested, unvested or outstanding in the participating Employee’s favor (the “Data”), in connection with the Purposes listed below.
3.2	The Company may collect, process, use, transfer, and disclose such Data for the purposes of administering and managing the participating Employee’s participation in the plan, facilitating compliance with applicable tax, exchange control securities, labor, and other applicable laws, and for the Company’s legitimate business interests (the “Purposes”).
3.3	The Company may transfer the Data to other members of its Group or to third parties located outside of Singapore, in connection with the Purposes. The Company shall ensure that it does so on the basis that the Data so transferred is subject to a standard of protection that is at least comparable to that provided under the Personal Data Protection Act of Singapore (the “PDPA”).
3.4	The Company will also protect, retain (unless and until the Purposes are no longer being served by retention, and retention is no longer necessary), and make reasonable efforts to ensure the accuracy of the Data to the extent required under the PDPA. The Company will also allow access and/or correction to the Data to the extent permissible under the PDPA.

SWITZERLAND

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	Data Protection
2.1	The Company is the controller (i.e. the responsible person under the Swiss Federal Act on Data Protection) for the processing of the Data (as defined below) in connection with the Purposes (as defined below).
2.2	The Company processes Data for the purpose of administering and managing the participating Employee’s participation in the plan and facilitating compliance with applicable laws, including tax, exchange control securities and labor law (the “Purposes”).
2.3	The Company collects and processes certain personal information about the participating Employee, including but not limited to the participating Employee’s name, home address, telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any Awards granted, cancelled, purchased, vested, unvested or outstanding in the participating Employee’s favor (the “Data”), in connection with the Purposes.
2.4	The Company may transfer the Data to other members of its Group or to third parties located outside of the European Economic Area, in connection with the Purposes. The Company shall ensure that it does so on the basis of a valid data transfer mechanism, such as the European Commission’s Standard Contractual Clauses.
2.5	For further information, please see the Company’s internal privacy notice which can be accessed here: Data Privacy Notice.

UNITED ARAB EMIRATES (DUBAI INTERNATIONAL FINANCIAL CENTRE)

1.	Consent to deductions
1.1	By participating in the Plan, the participating Employee consents at any time and without notice to deductions from the participating Employee’s after-tax payroll in accordance with the Plan terms.
2.	Relationship to employing company
2.1	The participating Employee acknowledges that payments made under the Plan are payable by the Company and there are no obligations incumbent upon the participating Employee’s employing entity in the Dubai

International Financial Centre (“DIFC”), United Arab Emirates, nor does the plan form part of the participating Employee’s employment contract with the Subsidiary.
3.	Data Protection
3.1	The Company, and the Subsidiary that employs the participating Employee and potentially other Subsidiaries, hold and process both electronically and manually, certain participating Employee Personal Data (including Special Categories of Personal Data) (each as defined below), in addition to other information contained in Company e-mails (including e-mail attachments) which relates to the participating Employee for the purposes of the administration and management of its business and the participating Employee’s participation in the Plan.
3.2	The Company and/or any Subsidiary may transfer this data (including Personal Data) to the Company (in the case of a Subsidiary) or any other Subsidiary for storage, processing, or administrative purposes and/or legal/regulatory purposes or to third parties where such disclosure is required for the business purposes of the Company or any Subsidiary or is necessary for administrative (including but not limited to data processing) purposes, participating Employee management, and/or legal and/or regulatory purposes.
3.3	The types of participating Employee Personal Data that the Company and/or a Subsidiary processes, how it processes the participating Employee Personal Data and the participating Employees rights in relation to the processing of such Personal Data are set out in detail in the Company’s internal privacy notice which can be accessed here: Data Privacy Notice.
3.4	“Special Categories of Personal Data” and “Personal Data” have the meanings given to them under the DIFC Data Protection Law (DIFC Law No. 5 of 2020, as amended).
4.	Choice of forum
4.1	The parties hereby agree that any disputes arising under or in connection with the Plan shall be referred to arbitration at and in accordance with the Rules of the International Chamber of Commerce. The seat, or legal place, of arbitration shall be the DIFC. The number of arbitrators shall be one. The language to be used in the arbitration is English.
5.	Disclaimer
5.1	This statement relates to an Exempt Offer as defined in and in accordance with the Markets Law DIFC Law No 1 of 2012 (“Markets Law”) and associated Markets Rules (MKT) (“Markets Rules”) of the Dubai Financial Services Authority. This statement is intended for distribution only to Persons as defined in and of a type specified in the Markets Rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it and has no responsibility for it. The Securities (as defined in the Markets Rules) to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities. If the participating Employee does not understand the contents of this document, they should consult an authorized financial adviser.